Exhibit 99.1
BOB EVANS ANNOUNCES FISCAL 2011 FIRST-QUARTER RESULTS; REAFFIRMS OPERATING INCOME GUIDANCE FOR 2011
Results meet Company’s operating income expectations
Cost savings in restaurant segment mitigate negative impact of record-high sow costs in food products segment
COLUMBUS, Ohio — Aug. 17, 2010 — Bob Evans Farms, Inc. (NASDAQ: BOBE) today announced financial results for the 2011 first fiscal quarter ended Friday, July 30, 2010.
First-quarter commentary
Chairman and Chief Executive Officer Steve Davis said the Company’s first quarter was in line with its expectations, reflecting top-line challenges in the restaurant segment and cost pressures in the food products segment. “As expected, our first quarter was very challenging,” Davis said. “However, cost-savings initiatives helped offset record-high sow costs and negative leverage from lower sales.
“We anticipate significant improvement in the second half of the year,” Davis said. “Our food products segment plan calls for sales gains resulting from pricing increases implemented early in the second quarter and cost savings related to manufacturing productivity initiatives. We also expect gradual sequential top-line improvement in the restaurant segment during the second, third and fourth quarters due partly to menu innovation. Accordingly, we are reaffirming our guidance for fiscal 2011.”
First-quarter consolidated results
The Company reported consolidated operating income of $21.4 million, or 5.2 percent of net sales, in the first quarter of fiscal 2011, compared to operating income of $25.1 million, or 5.9 percent of net sales, in the first quarter of fiscal 2010. The decrease was due primarily to deleverage from a decline in sales in both business segments and record-high sow costs in the food products segment.
The Company reported diluted earnings per share of 41 cents in the first quarter of fiscal 2011, compared to 52 cents in the first quarter of fiscal 2010. The larger decrease in earnings per share relative to operating income is due to a significant year-over-year increase in the Company’s effective tax rate in the first quarter of fiscal 2011, reflective of favorable settlements with state income tax agencies a year ago.
Below is a summary of the Company’s first-quarter fiscal 2011 income statement:
•	Net sales — Net sales were $412.6 million in the first quarter of fiscal 2011, a 3.9 percent decrease compared to $429.5 million in fiscal 2010. This decrease was primarily the result of same-store sales declines at Bob Evans Restaurants and Mimi’s Café.

The table below contains the first-quarter same-store sales results for Bob Evans Restaurants and Mimi’s Café.
SAME-STORE SALES

Restaurant Concept	SSS Restaurants	May	June	July	1Q FY 2011
Bob Evans	566	-3.5%	-3.1%	-3.7%	-3.5%
Mimi’s Café	131	-8.4%	-8.2%	-6.5%	-7.6%
COMBINED	697	-4.9%	-4.5%	-4.4%	-4.6%
•	Cost of sales — Cost of sales was $122.2 million, or 29.6 percent of net sales, in the first quarter of fiscal 2011, compared to $125.5 million, or 29.2 percent of net sales in fiscal 2010. The increase as a percentage of sales was the result of a 38 percent year-over-year increase in sow costs, which averaged $59.52 per hundredweight in the first quarter of fiscal 2011, compared to $43.24 during the first quarter of fiscal 2010. Partly offsetting this increase was effective supply chain management in the restaurant segment, in addition to the implementation of an actual-versus-theoretical food cost program at Bob Evans Restaurants. The Company expects to fully implement an actual-versus-theoretical food cost program at Mimi’s Café before the end of the second quarter.
•	Operating wages — Operating wages were $144.1 million, or 34.9 percent of net sales, in the first quarter of fiscal 2011, compared to $151.7 million, or 35.3 percent of net sales, in fiscal 2010. The improvement resulted from reductions in health insurance claims, workers’ compensation claims and performance-based incentive compensation. Partly offsetting these benefits was negative leverage due to sales declines, in addition to expanded production capacity at the Company’s Sulphur Springs, Texas, ready-to-eat facility.
•	Other operating expenses — Other operating expenses were $68.4 million, or 16.6 percent of net sales, in the first quarter of fiscal 2011, compared to $69.5 million, or 16.2 percent of net sales, in fiscal 2010. The increase as a percentage of sales resulted from deleverage due to sales declines, higher utilities and credit / debit card processing fees, in addition to expanded production capacity at the Company’s Sulphur Springs, Texas, ready-to-eat facility.
•	SG&A — Selling, general and administrative expenses were $35.8 million, or 8.7 percent of net sales, in the first quarter fiscal 2011, compared to $36.7 million, or 8.5 percent of net sales, in fiscal 2010. The increase as a percent of sales is primarily due to negative leverage from sales declines, higher administrative salary expense and higher food products transportation costs, partly offset by a reduction in performance-based incentive compensation.

•	Net interest expense — The Company’s net interest expense was $2.5 million in the first quarter of fiscal 2011 compared to $2.7 million in fiscal 2010. The decrease was the result of lower average borrowings in the first quarter of fiscal 2011 compared to the first quarter fiscal 2010. The Company reduced its total debt by $79.9 million during fiscal 2010 and by an additional $8.9 million during the first quarter of fiscal 2011. Partly offsetting the benefit from reduced borrowings was a $0.2 million reduction in capitalized interest.
•	Income taxes — The Company’s effective tax rate for the first quarter of fiscal 2011 was 33.6 percent, compared to an effective tax rate of 28.1 percent in fiscal 2010. The lower effective tax rate in the first quarter of fiscal 2010 reflected the impact of settlements with certain state taxing authorities last year. The Company’s tax rate in the first quarter of fiscal 2011 more closely approximates its guidance for the year.
•	Diluted weighted-average shares outstanding — The Company’s diluted weighted-average share count was 30.5 million in the first quarter of fiscal 2011 compared to 30.9 million in fiscal 2010. The Company repurchased 170,000 shares for a total of $4.4 million in the first quarter of fiscal 2011.
Restaurant segment summary
The restaurant segment reported operating income of $21.4 million, or 6.2 percent of net sales, in the first quarter of fiscal 2011, compared to operating income of $20.4 million, or 5.7 percent of net sales, in fiscal 2010. This improvement is due to lower cost of sales, lower operating wages, and lower SG&A expense, partly offset by higher other operating expenses and the overall impact of deleverage from lower sales.
“In an effort to drive sales, Bob Evans Restaurants shifted a portion of first-quarter advertising dollars from core markets to regions that have been losing share,” Davis said. “However, this strategy did not improve sales trends. As such, we will now allocate funds based on market contribution, instead of spending disproportionate amounts in underperforming markets. This is more consistent with our historical approach.”
A summary of the restaurant segment’s first quarter fiscal 2011 income statement follows below:
Net sales — The restaurant segment reported net sales of $343.1 million, a 4.6 percent decrease compared to $359.8 million in the first quarter of fiscal 2010.
Same-store sales at Bob Evans Restaurants decreased 3.5 percent in the first quarter of fiscal 2011. This decrease was due in part to the planned phase-out of existing retail inventory, which accounted for approximately 0.9 points of the same-store sales decline. Average menu prices at Bob Evans Restaurants were up 1.9 percent in the first quarter. At Mimi’s Café, same-store sales decreased 7.6 percent in the first quarter of fiscal 2011. Average menu prices at Mimi’s Café were up 2.6 percent in the first quarter.

The Company did not rebuild or open any new restaurants in the quarter. Mimi’s Café closed one restaurant during the period.
Cost of sales — The restaurant segment’s cost of sales was 24.0 percent of net sales compared to 24.5 percent of net sales in the first quarter of fiscal 2010. This improvement resulted from effective supply chain management and the implementation of an actual-versus-theoretical food cost program at Bob Evans Restaurants.
Operating wages — The restaurant segment’s cost of labor was 39.4 percent of net sales compared to 39.7 percent of net sales in the first quarter of fiscal 2010. This decrease was the result of lower health insurance claims, workers’ compensation claims and performance-based incentive compensation, partly offset by the negative leverage due to a decline in same-store sales.
Other operating expenses — The restaurant segment’s other operating expenses were 18.8 percent of net sales, compared to 18.2 percent of net sales in the first quarter of fiscal 2010. The increase was the result of deleverage from lower same-store sales, higher utilities expense and higher credit / debit card processing fees.
SG&A — The restaurant segment’s selling, general and administrative expenses were 6.3 percent of net sales, compared to 6.7 percent of net sales in the first quarter of fiscal 2010. The decrease is due to a reduction in performance-based incentive compensation, which offset negative leverage from a decline in same-store sales and higher administrative salary expense.
Food products segment summary
Reported operating income for the food products segment was $29,000, essentially breakeven, in the first quarter of fiscal 2011, compared to $4.8 million, or 6.8 percent of net sales, in fiscal 2010. The operating income decline is due to a 38 percent year-over-year increase in sow costs, as well as higher plant labor, transportation costs and administrative salary expense. A summary of the food products segment’s first-quarter fiscal 2011 income statement follows below:
Net sales — The food products segment’s net sales were $69.5 million, down 0.3 percent compared to $69.7 million in the first quarter of fiscal 2010. Comparable pounds sold decreased 2 percent compared to the first quarter of fiscal 2010. Partly offsetting the impact of the decrease in comparable pounds sold was a $3.1 million, or 26.2 percent, year-over-year decrease in promotional discounts provided to retailers. Promotional discounts and other selling allowances affect the income statement as a reduction to the net sales line.
Cost of sales — The food products segment’s cost of sales was 57.3 percent of net sales compared to 53.8 percent of net sales in the first quarter of fiscal 2010. The increase was due to a 38 percent year-over-year increase in sow costs, which averaged $59.52 per hundredweight compared to $43.24 a year ago.

Operating wages — The food products segment’s cost of labor was 13.2 percent of net sales compared to 12.9 percent of net sales in the first quarter of fiscal 2010. The increase was the result of expanded production capacity at the Company’s Sulphur Springs, Texas, ready-to-eat facility.
Other operating expenses — The food products segment’s other operating expenses were 5.5 percent of net sales compared to 5.3 percent of net sales in the first quarter of fiscal 2010. This increase was due primarily to expanded production capacity at the Company’s Sulphur Springs, Texas, ready-to-eat facility.
SG&A — The food products segment’s SG&A expenses were 20.4 percent of net sales compared to 18.1 percent of net sales in the first quarter of fiscal 2010. The increase was due to higher transportation costs, additional costs associated with manufacturing productivity initiatives and higher administrative salary expense.
Food products: subsequent events
On Aug. 9, the Company closed its Galva, Ill., facility due to overcapacity in its fresh sausage manufacturing plants. The Company plans to redistribute production from Galva to its remaining four fresh sausage processing plants in Hillsdale, Mich.; Bidwell, Ohio; Xenia, Ohio; and Richardson, Texas. Galva accounted for 20 percent of the Company’s total fresh sausage processing capacity.
“We cannot achieve our traditional food products segment operating margins, given our current fixed cost structure and with sow costs at record highs,” Davis said. “And with diminishing supply in the sow market, we are unable to run our fresh sausage processing facilities at optimal production levels. Accordingly, we must identify and implement cost-savings from manufacturing productivity initiatives to remain competitive in the fresh sausage market.”
The Company will record a charge of approximately $2 million in its second quarter, resulting from severance and other costs related to the closing of the Galva facility.
Fiscal year 2011 outlook
The Company reaffirmed its previously issued outlook for fiscal 2011 operating income of approximately $105 to $110 million. This outlook relies on a number of important assumptions, including same-store sales estimates and the risk factors discussed in the Company’s securities filings.
Particular assumptions for the Company’s full year outlook include the following:
Net sales — Consolidated net sales of approximately $1.7 billion. The net sales estimate includes the Company’s expectation for both restaurant concepts to realize gradual improvement in same-store sales throughout the year.

The Company’s annual net sales estimate also includes the following assumptions:
•	Bob Evans Restaurants — Overall net sales of about $965 million to $985 million, with full-year same-store sales between negative 2.0 percent and flat. The Company expects gradual sequential improvement in same-store sales during the second, third and fourth quarters, with flat to slightly positive comps by the end of fiscal 2011. In fiscal 2011, the Company plans to build three new Bob Evans restaurants.
•	Mimi’s Café — Overall net sales of about $380 million to $395 million, with full-year same-store sales in the negative 5.0 to negative 2.0 percent range. The Company expects gradual sequential improvement in same-store sales during the second, third and fourth quarters, with flat to slightly positive comps by the end of fiscal 2011. The Company does not plan to open any new Mimi’s Café restaurants in 2011.
•	Food products — Overall net sales of approximately $330 million to $360 million. The Company expects to realize higher year-over-year sales increases in the second, third and fourth quarters, resulting in part from pricing increases implemented early in the second quarter.
Restaurant operating margin — The Company expects a restaurant segment operating margin of approximately 6 to 7 percent for the full year. Included in this estimate are the following assumptions:
•	Cost of sales — Pressure from increasing commodity costs, offset by positive mix shifts and effective supply chain management.
•	Operating wages — Improvements reflecting expected labor efficiencies.
Food products operating margin — The Company expects a food products segment operating margin of approximately 4.5 to 6 percent for the full year. Beginning in the second quarter, the Company expects to realize substantive improvements in its food products margins from:
•	Sales gains resulting mostly from pricing increases implemented early in the second quarter, and
•	Cost savings related to manufacturing productivity initiatives.
Included in this estimate are average sow costs of approximately $55 to $60 per hundredweight for the full year. The Company now expects its average sow costs for the full year to be at the high end of this range.
Depreciation and amortization — Approximately $85 million to $87 million.
Net interest expense of approximately $9 million to $10 million.
An effective tax rate of approximately 34 percent.
A diluted weighted-average share count of approximately 31 million shares.
Capital expenditures of about $60 million to $65 million.

The Company plans to build three new Bob Evans restaurants and zero new Mimi’s Café restaurants during fiscal 2011. The Company also plans to rebuild two Bob Evans restaurants and zero Mimi’s Café restaurants during the year. The Company has revised its guidance for remodels and now plans to remodel 30 to 35 Bob Evans restaurants and three to five Mimi’s Café restaurants in fiscal 2011.
“We have reduced our planned number of fiscal 2011 remodels, in conjunction with our capital expenditures guidance,” Davis said. “This allows us more time to value-engineer our remodels and to evaluate their performance. We remain confident in — and committed to — our long-term remodeling plan.
“We also remain committed to our quarterly dividend rate of 18 cents per share, which we increased 12.5 percent in the third quarter last year,” Davis said. “The solid overall financial position of our Company gives us the confidence to pay a substantive dividend while we are repurchasing shares and reducing debt.”
At the end of the first quarter, total debt was $181.3 million, compared to stockholders’ equity of $643.1 million.
The Company’s Board of Directors has authorized a share repurchase program of up to $25 million during fiscal 2011. The Company repurchased 170,000 shares for a total of $4.4 million in the first quarter of fiscal 2011.
Company to host conference call on Wednesday, Aug. 18, 2010
The Company plans to host a conference call and webcast to discuss its first-quarter results at 10 a.m. on Wednesday, Aug. 18. Interested parties may:
•	Listen to a simultaneous conference call beginning at 10:00 a.m. (ET). The dial-in number is (800) 690-3108, access code 92847003.
•	Listen to a simultaneous webcast at www.bobevans.com/ir. The archived webcast will also be available on the Web site.
About Bob Evans Farms, Inc.
Bob Evans Farms, Inc. owns and operates full-service restaurants under the Bob Evans and Mimi’s Café brand names. At the end of the first fiscal quarter (July 30, 2010), Bob Evans owned and operated 569 family restaurants in 18 states, primarily in the Midwest, mid-Atlantic and Southeast regions of the United States, while Mimi’s Café owned and operated 145 casual restaurants located in 24 states, primarily in California and other western states. Bob Evans Farms, Inc. is also a leading producer and distributor of pork sausage and a variety of complementary homestyle convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit the company’s Web site at www.bobevans.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Certain statements in this news release that are not historical facts are forward-looking statements. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events. We discuss these factors and events, along with certain other risks, uncertainties and assumptions, under the heading “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 30, 2010, and in our other filings with the Securities and Exchange Commission. We note these factors for investors as contemplated by the Private Securities Litigation Reform Act of 1995. Predicting or identifying all such risk factors is impossible. Consequently, investors should not consider any such list to be a complete set of all potential risks and uncertainties. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date of the statement to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to us or any person acting on behalf of the company are qualified by the cautionary statements in this section.
Contact:
David D. Poplar
Vice President, Investor Relations
(614) 492-4954

Consolidated Financial Results (unaudited)
(Thousands, except per share data)

		Three Months
		Ended
	July 30, 2010	July 24, 2009

Net Sales
Restaurant Segment	$343,085	$359,815
Food Products Segment	69,481	69,665

Total	$412,566	$429,480

Operating Income
Restaurant Segment	$21,357	$20,388
Food Products Segment	29	4,751

Total	$21,386	$25,139

Net Interest Expense	$2,498	$2,740

Income Before Income Taxes	$18,888	$22,399

Provisions for Income Taxes	$6,339	$6,284

Net Income	$12,549	$16,115

Earnings Per Share
Basic	$0.41	$0.52
Diluted	$0.41	$0.52

Average Shares Outstanding
Basic	30,445	30,841
Diluted	30,506	30,942